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                                                                      EXHIBIT 11

                       CROWN CASTLE INTERNATIONAL CORP.

                            COMPUTATION OF NET LOSS
                               PER COMMON SHARE
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

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

                                                          YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------------------
                                           1998        1999          2000         2001        2002
                                         --------    --------      --------     --------    --------
Loss before cumulative effect of
 change in accounting principle.....     $(37,775)  $ (94,347)   $(204,786)   $(366,167)    $(272,521)
Dividends on preferred stock........       (5,411)    (28,881)     (59,469)     (79,028)      (79,786)
Gains on repurchases of
 preferred stock....................           --          --           --           --        99,424
                                         --------   ---------    ---------    ---------     ---------

Loss before cumulative effect of
 change in accounting principle
 applicable to common stock for
 basic and diluted computations.....      (43,186)   (123,228)    (264,255)    (445,195)     (252,883)

Cumulative effect of change in
 accounting principle...............           --      (2,414)          --           --            --
                                         --------   ---------    ---------    ---------     ---------
Net loss applicable to common
 stock for basic and
 diluted computations...............     $(43,186)  $(125,642)   $(264,255)   $(445,195)    $(252,883)
                                         ========   =========    =========    =========     =========

Weighted-average number of
 common shares outstanding
 during the period for basic
 and diluted computations
 (in thousands).....................       42,518     131,466      178,588      214,246       218,028
                                         ========   =========    =========    =========     =========

Per common share--basic and diluted:
  Loss before cumulative effect of
   change in accounting principle...     $  (1.02)  $   (0.94)     $ (1.48)     $ (2.08)    $   (1.16)

Cumulative effect of change in
 accounting principle...............           --       (0.02)          --           --            --
                                         --------   ---------    ---------    ---------     ---------
   Net loss.........................     $  (1.02)  $   (0.96)     $ (1.48)     $ (2.08)    $   (1.16)
                                         ========   =========    =========    =========     =========
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